Exhibit 2.2
SHARE PURCHASE AGREEMENT
BY AND AMONG
WILLING HOLDING, INC.,
NEW WORLD MORTGAGE, INC.
AND
FRANCIS LEONARD
Dated as of July 15, 2010

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “ Agreement”), entered into as of the 15th day of July, 2010 (the “Closing Date”), by and among Willing Holding, Inc., a Florida corporation (the “Seller”), New World Mortgage, Inc., a California corporation and wholly owned subsidiary of the Seller (the “Company”), and Francis Leonard (the “Purchaser”).
R E C I T A L S:
WHEREAS, the Purchaser desires to purchase and the Seller desire to sell and have the Purchaser purchase all of the issued and outstanding shares of common stock, par value $.0001 per share, of the Company (the “Shares”) on the terms and conditions set forth herein.
WHEREAS, as a condition to purchasing the Shares, the Purchaser requires the Company and the Seller to make the representations and warranties set forth herein and to enter into the agreements set forth herein and the Company and the Seller have agreed to do so.
WHEREAS, as a condition to selling the Shares, the Seller requires the Purchaser to make the representations and warranties set forth herein and to enter into the agreements set forth herein and the Purchaser has agreed to do so.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
SALE AND PURCHASE OF SHARES
Section 1.1. Sale and Purchase. Subject to the terms and conditions contained in this Agreement, on the Closing Date, the Seller shall transfer and deliver to the Purchaser and the Purchaser shall purchase from the Seller all of the Shares.
Section 1.2. Purchase Price. The aggregate consideration to be paid by the Purchaser to the Seller for the Shares shall be a sum equal to One Hundred Dollars and 0/100 ($100.00) (the “Purchase Price”).
ARTICLE II
CLOSING
Section 2.1. Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article V and Article VI, the closing on the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Greenberg Traurig, P.A., 5100 Town Center Circle, Suite 400, Boca Raton, FL 33486, unless another place is agreed to in writing by the Seller and the Purchaser.
Section 2.2. Seller’s Closing Deliveries. At the Closing and subject to the terms and conditions, herein contained the Seller shall deliver to the Purchaser the following:
(a) stock certificate(s) representing the Shares, duly endorsed in blank or accompanied by appropriate stock powers duly endorsed in blank;

(b) minute books, certificate of incorporation, original stock ledgers, and corporate seals for the Company and other corporate documents including any books and records and all governmental permits, licenses and authorizations held by the Company;
(c) resignations of each director and each officer of the Company, as requested by the Purchaser;
(d) closing documents as may be reasonably requested by the Purchaser, including but not limited to Certificate of Kevin Leonard the President of the Company certifying the accuracy of the representations and warranties as of the Closing Date, board resolutions, Incumbency Certificate, consents from any third parties or such other documents as necessary and appropriate to consummate this transaction; and
Section 2.3. Purchaser Closing Deliveries. At the Closing and subject to the terms and conditions herein contained the Purchaser shall deliver to the Seller the following:
(a) the Purchase Price disbursed by certified check or wire transfer; and
(b) all closing documents as may be reasonably requested by the Seller in connection with the closing on the purchase and sale of the Shares under this Agreement.
Section 2.4. Further Assurances. The Seller from time to time after the Closing, at the Purchaser’s reasonable request and at the Purchaser’s expense, hereby agrees to execute, acknowledge and deliver to the Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Purchaser may reasonably request in order to effectively vest in the Purchaser full possession of the Shares.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER
The Company and the Seller, jointly and severally, hereby represent and warrant to the Purchaser as of the Closing Date as follows (with the understanding that the Purchaser is relying on each such representation and warranty in entering into and performing this Agreement):
Section 3.1. Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where a failure to so possess would not result in a Material Adverse Effect (as defined herein) upon the Company.
Section 3.2. Authorization; Valid and Binding Agreement. The execution, delivery and performance by the Company and the Seller of this Agreement, the performance of each of their obligations hereunder, and the consummation of the transactions contemplated hereby are within their powers and each has the full power, authority and legal right to execute, deliver and perform this Agreement. This Agreement constitutes, and when executed and delivered will constitute, legal, valid and binding agreements of the Company and the Seller enforceable against each of the Company and the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and by general equity principles.

Section 3.3. No Conflicts. Subject to the satisfaction of the terms and conditions set forth herein, the execution, delivery and performance of this Agreement and the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s Certificate of Incorporation, By-laws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of any contract, commitment, agreement, understanding, arrangement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected; or (iii) result in a violation of any applicable law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.
Section 3.4. Title. The Seller owns all of the Shares and shall transfer to the Purchaser at the Closing good and valid title to the Shares free and clear of all restrictions on transfer (other than any restrictions under federal and state securities laws), liens, claims, options, charges, pledges, security interests, and encumbrances of every kind, character or description. Neither the Company nor the Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Common Stock.
Section 3.5. Capitalization.
(a) The authorized capital stock of the Company consists of 10,000 shares of common stock with a $0.001 par value (the “Common Stock”) and no shares of preferred stock. As of the Closing Date there are 10,000 shares of Common Stock outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws. No securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated hereby. Except as a result of the purchase and sale of the Shares, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock or securities or rights convertible or exchangeable into shares of Common Stock. The sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and shall not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.
(b) There are no outstanding obligations, contingent or otherwise, of the Company to redeem, purchase or otherwise acquire any capital stock or other securities of Company.
(c) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Seller or the Company is a party or by which either of them is bound relating to the voting of any shares of the capital stock of the Company.
(d) There are no restrictions of any kind on the transfer of any of the Shares other than (a) restrictions on transfer imposed by the Securities Act of 1933, as amended (the “Securities Act”) and (b) restrictions on transfer imposed by applicable state securities or “blue sky” laws.

Section 3.6. Subsidiaries. The Company has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise.
Section 3.7. Financial Statements. The Seller has delivered to the Purchaser copies of its audited consolidated balance sheet for the fiscal year ended December 31, 2009 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for such periods, as well as the trial balance for the Company for the fiscal year ended December 31, 2009 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in the Financial Statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.
Section 3.8. Assets. Except as set forth in the Financial Statements, the Company has no material assets including, without limitation, goodwill, real property, tangible personal property, intangible personal property, rights and benefits under contracts, and cash. All Company leases for real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default).
Section 3.9. No Liabilities or Debts. Except as set forth in the Financial Statements and on Exhibit A and otherwise in the ordinary course of business, the Company has no liabilities or debts of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt. The Company is not a guarantor of any indebtedness of any other person, firm or corporation.
Section 3.10. Litigation. There are actions, suits, arbitration, investigation, audit or other proceeding pending against, or to the knowledge of the Seller threatened against or affecting the Company assets or properties before courts, arbitrator or any governmental body, agency or official. The Company is subject to outstanding judgments, orders and decrees. Both the Seller and the Company have the knowledge that the Company, it’s officers, key employee or 5% stockholder of the Company in his, her or its capacity as such, are in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or any other government agency. The Company is a party to judgments, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.
Section 3.11. Solvency; Indebtedness. Assuming satisfaction of the terms and conditions set forth herein, based on the financial condition of the Company as of the Closing Date, the fair saleable value of the Company’s assets does not equal the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature. The Financial Statements set forth all outstanding secured and unsecured Indebtedness of the Company, or for which the Company has commitments. The Company, but not the Seller, is in default with respect to any Indebtedness.
Section 3.12. Filings, Consents and Approvals. Neither the Seller nor the Company is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance of this Agreement.

Section 3.13. Licenses and Permits. All certificates, licenses, permits, approvals, franchises, registrations, accreditations and other authorizations as are necessary or appropriate in order to enable the Company to own and conduct its business are owned and held by the Company. The Company and the Seller have complied in all material respects, and the Company is in compliance in all material respects, with the terms and conditions of any such licenses and permits. No claim has been made by any government entity (and, to the knowledge of the Seller and the Company, no such claim has been threatened) to the effect that a license or permit not possessed by the Company is necessary in respect of its business.
Section 3.14. Contracts and Commitments. All contracts and commitments of the Company, whether oral or in writing, are legal, valid and binding agreements enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and to the knowledge of the Seller and the Company, the parties thereto are in compliance with the provisions thereof, no party has made or received any prepayments or credits with respect thereto, to the knowledge of the Seller and the Company, no party is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and to the knowledge of the Seller and the Company, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.
Section 3.15. Employee Benefit Matters. the company has not been and currently is not a party to any “employee benefit plan”, as defined in Section 3(3) of ERISA, personnel policy, collective bargaining agreement, profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, incentive award plan or arrangement, vacation policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract, medical reimbursement, life insurance or other benefit plan, agreement, arrangement, program, practice or understanding.
Section 3.16. Labor Matters.
(a) The Company has no incentive plans or policies, employment policies and handbooks, employment agreements, collective bargaining agreements, union contracts or similar types of agreements (including, without limitation, any side letters) by which it is bound or covered relating to its business.
(b) There is no strike or union organizational activity or any allegation, charge or complaint of employment discrimination, unfair labor practice or other similar occurrence, pending or threatened against the Company relating to its business, nor, has the Company operated its business in such a way which, to the best of the Seller’s and the Company’s knowledge, would give rise to any such allegation, charge, or complaint.
(c) The Company does not employ any leased employees in the United States within the meaning of Section 414 (n) of the Internal Revenue Code without regard to subsection (2)(b).
(d) The Company has no liabilities under any plan or arrangement described in Statement of Financial Accounting Standards #87, #106 or #112 relating to its business which have not been included in its financial statements, regardless of materiality.
(e) All employees of the Company’s business have been properly classified and no person is treated as an independent contractor or third party agency employee who should be treated as an employee under the laws of the country in which such individual performs services.

Section 3.17. Transactions With Affiliates and Employees. None of the officers or directors of the Company and none of the Affiliates or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
Section 3.18. No Brokers. Neither the Seller nor the Company has retained any broker or finder, in connection with any of the transactions contemplated by this Agreement, and, neither the Seller nor the Company has incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.
Section 3.19. No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company or the Seller to arise, between the accountants, and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers.
Section 3.20. Disclosure. All disclosure provided to the Purchaser regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Seller are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Purchaser acknowledges and agrees that the Seller and the Company have not made, nor are any of them making, any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth herein.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Company and the Seller as of the Closing Date as follows (with the understanding that the Company and the Seller are relying on each such representation and warranty in entering into and performing this Agreement):
Section 4.1. Execution and Delivery. The execution, delivery and performance by the Purchaser of this Agreement is within the Purchaser’s powers and does not violate any contractual restriction contained in any agreement which binds or affects or purports to bind or affect the Purchaser. The Purchaser’s financial resources are sufficient to enable him to purchase the Shares upon the satisfaction of the terms and conditions set forth herein, and the Purchaser has provided the Seller with such evidence thereof as was reasonably requested by the Seller.
Section 4.2. Binding Effect. This Agreement, when executed and delivered by the Purchaser shall be irrevocable and will constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3. Opportunity to Ask Questions. The Purchaser has had a full and fair opportunity to make inquiries about the terms and conditions of this Agreement, to discuss the same and all related matters with his own independent counsel, his own accountants and tax advisers. The Purchaser has been given the opportunity to ask questions of, and receive answers from the Company and the Seller concerning the terms and conditions of this Agreement and to obtain such additional written information about the Company and the Seller to the extent the Seller possesses such information or can acquire it without unreasonable effort or expense. Notwithstanding the foregoing, the Purchaser has had the opportunity to conduct his own independent investigation. The Purchaser acknowledges and agrees that the Company and the Seller have not made, nor are any of them making, any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth herein.
Section 4.4. Accredited and Sophisticated Investor. The Purchaser represents that he is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act. The Purchaser is in a financial position to hold the Shares for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of his investment in the Shares. The Purchaser believes that he, either alone or with the assistance of his professional advisors, has such knowledge and experience in financial and business matters, that he is capable of reading and interpreting financial statements and evaluating the merits and risks of the investment in the Shares and has net worth to undertake such risks. The Purchaser recognizes that an investment in the Shares involves a high degree of risk.
Section 4.5. Investment Intent. In order to induce the Seller to enter into this Agreement, and to consummate the transaction contemplated hereby, the Purchaser acknowledges that he has been informed that the Shares have not been registered under the Securities Act or under any applicable state securities laws and the Purchaser hereby represents and warrants that the Purchaser is acquiring the Shares for his own account, for investment, and not with a view toward any resale or distribution within the meaning of the Securities Act or any applicable state securities laws. The Purchaser will not sell or otherwise dispose of the Shares without first fully complying with all applicable federal and state laws, rules and regulations
Section 4.6. Brokers. The Purchaser has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and the Purchaser has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.
ARTICLE V
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS
All obligations of the Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:
Section 5.1. Compliance with this Agreement. Each of the Seller and the Company shall have performed and complied in all material respects, with all agreements and conditions required by this Agreement to be performed by it prior to or at the Closing.
Section 5.2. No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

Section 5.3. Certificates. The Seller and the Company shall have furnished the Purchaser with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article V as may be reasonably requested by the Purchaser.
Section 5.4. Seller Deliveries. The Seller shall have delivered all items as required by Section 2.2.
Section 5.5. Accuracy of Representations and Warranties. Except for changes contemplated or permitted by this Agreement, the representations and warranties of the Company and the Seller included in this Agreement and in any exhibit or other document delivered by the Company or the Seller pursuant hereto, shall be true and correct in all material respects on and as of the Closing with the same effect as through such representations and warranties are being been made on as of the Closing Date. The Purchaser in its sole discretion, shall have the right to waive or defer compliance by the Seller at Closing with any representation or warranty.
Section 5.6. Performance of Covenants and Agreements. Each agreement, covenant or obligation of the Seller to be performed at or before Closing under the terms hereof shall have been duly performed in all material respects or waived by the Purchaser in its sole and absolute discretion.
Section 5.7. Consents. The Company and the Seller shall have received all consents, authorizations, approvals, filings, exemptions and waivers from government entities and all material consents, authorizations, approvals, filings, exemptions and waivers from other persons necessary or advisable to permit the Seller to consummate the sale of the Shares.
The Purchaser may waive any condition specified in this Article V if it executes a writing so stating at or prior to the Closing.
ARTICLE VI
CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS
All obligations of the Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:
Section 6.1. Compliance with this Agreement. The Purchaser shall have performed and complied in all material respects, with all agreements and conditions required by this Agreement to be performed by it prior to or at the Closing.
Section 6.2. No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.
Section 6.3. Accuracy of Representations and Warranties. The representations, warranties and agreements made by the Purchaser herein shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties are being made or given on and as of the Closing Date, except as affected by transactions contemplated hereby.
Section 6.4. Performance of Covenants and Agreements. Each agreement, covenant or obligation of the Purchaser to be performed at or before Closing under the terms hereof shall have been duly performed in all material respects or waived by the Seller in their sole discretion.
Section 6.5. Purchaser Deliveries. The Purchaser shall have delivered all items as required by Section 2.3.
The Seller may waive any condition specified in this Article VI if they execute a writing so stating at or prior to the Closing.

ARTICLE VII
SURVIVAL; INDEMNIFICATION
Section 7.1. Survival. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of any party in the Closing, the representations and warranties contained in Article III and Article IV or in any certificate, schedule, document or instrument furnished hereunder or in connection with the execution and performance of this Agreement shall survive the Closing for one (1) year (the “Survival Period”). If, prior to the expiration of the Survival Period, a party makes a claim setting forth in reasonable detail facts and circumstances supporting the claim, the Survival Period with respect to that claim shall be extended until the claim shall have been satisfied or otherwise resolved.
Section 7.2. Indemnification
(a) The Seller shall indemnify and hold the Purchaser harmless, and shall reimburse the Purchaser for, any loss, liability, claim, damage, expense (including, but not limited to, reasonable cost of investigation and defense and reasonable attorneys’ fees) or diminution of value (collectively, “Damages”) arising from or in connection with: (i) any inaccuracy in any of the representations and warranties of the Seller or the Company pursuant to this Agreement or in any certificate delivered by the Seller or the Company pursuant to this Agreement, or any actions, omissions or states of facts inconsistent with any such representation or warranty; or (ii) any failure by the Seller or the Company to perform or comply with any provision of this Agreement.
(b) The Purchaser shall indemnify and hold the Seller harmless, and shall reimburse the Seller for any Damages arising from: (i) any inaccuracy in any of the representations and warranties of the Purchaser in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement, or any actions, omissions or states of facts inconsistent with any such representation or warranty; or (ii) any failure by the Purchaser to perform or comply with any provision of this Agreement.
(c) Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the defense of such action by the indemnifying party is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonable satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, If an indemnifying party assume the defense of such an action: (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party’s consent (which shall not be unreasonable withheld) unless: (i) there is no finding or admission of any violation of law or any violation of the rights of any person which is not fully remedied by the payment referred to in clause; (ii) no adverse effect on any other claims that may be made against the indemnified party; and (iii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be reasonably withheld); and (c) the indemnified party will reasonably cooperate with the indemnifying party in the defense of such action. If notice is given to an indemnifying party of the commencement of any action and it does not, within fifteen (15) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determined in good faith that there is a reasonable probability that an action may materially and adversely affect it or its Affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

Section 7.3 Purchaser and Company Indemnify Seller from Loss
(a) The Purchaser and the Company (the “Indemnifying Parties”) hereby agree to indemnify and hold harmless the Seller from any loss, liability, judgments, claims, lawsuits, damage or costs, including court costs and attorney fees, that it may incur due to its affiliation with the Indemnifying Party, whether caused by negligence of the Indemnifying Parties or otherwise.
It is the Indemnifying Parties express intent that this indemnification shall bind the Indemnifying Parties employees, officers, shareholders, and subsidiaries of, the Indemnifying Parties. The Indemnifying Parties hereby further agrees that this indemnification shall be construed in accordance with the laws of the State of Florida (without giving effect to principles of conflict of laws), and exclusive venue for any disputes arising hereunder shall be the appropriate federal courts located in Florida.
If a claim for indemnification (an “Indemnification Claim”) is to be made against the Seller, the Seller shall give written notice (an “Indemnification Notice”) to the Indemnifying Parties, as soon as practicable after the Seller become aware of any fact, condition or event which may give rise to a Indemnification Claim for which indemnification may be sought. If any lawsuit, action or other proceeding (a “Proceeding”) is filed or threatened to be filed against the Seller, written notice thereof (also a “Indemnification Notice”) shall be given to the Indemnifying Parties as promptly as practicable (and in any event within Ten (10) calendar days after the service of the citation or summons or receipt of the written notification of a Indemnification Claim or threatened Indemnification Claim). The failure of the Seller to give timely notice under this Section shall not affect their rights to indemnification hereunder. After the Indemnifying Parties receipt of the Indemnification Notice, then Indemnifying Parties shall, if agreed upon in writing by Seller and Indemnified Parties, (a) take control of the defense and investigation of the Proceeding; (b) employ and engage attorneys (who are reasonably acceptable to Indemnified Parties) to handle and defend the Proceeding at Indemnifying Party’s cost, risk, and expense (unless the named parties to the Proceeding include both the Seller and Indemnifying Parties and Seller has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to Indemnifying Parties); and (c) compromise or settle the Proceeding, which compromise or settlement shall be made only with the written consent of Seller, such consent not to be unreasonably withheld or delayed. If Indemnifying Parties fail to contact the Seller or if after written agreement, fails to take control of the Proceeding within Fifteen (15) calendar days after receipt of the Indemnification Notice, Seller shall (upon delivering notice to such effect to Indemnifying Parties) have the right to undertake, at Indemnifying Parties cost and expense, the defense, compromise or settlement of the Proceeding instead and on behalf of and for the account and risk of Indemnifying Parties; provided, however, that the Proceeding shall not be compromised or settled without the written consent of Seller, which consent shall not be unreasonably withheld or delayed. In the event the Seller assumes the defense of the Proceeding, the Seller shall keep Indemnifying Parties reasonably informed of the progress of any such defense, compromise or settlement. Indemnifying Parties shall be liable for any settlement of any Proceeding effected pursuant to and in accordance with this Section and for any final judgment (subject to any right of appeal), entered against Seller and Indemnifying Parties shall pay the amount of such settlement or judgment or indemnify and hold harmless the Seller from and against any damages and costs by reason of such settlement or judgment, including all costs and expenses thereof, including reasonable attorneys’ fee.
Indemnifying Parties shall not be liable to make any payment to the Seller hereunder to the extent that the Seller has otherwise actually received payment (under any insurance policy, agreement or otherwise) of the amounts otherwise payable hereunder. Indemnifying Parties obligation to indemnify or advance indemnification costs and expenses hereunder to Seller shall be reduced by the amount Indemnified Parties have actually received as indemnification or advancement of indemnification costs and expenses.

ARTICLE VIII
MISCELLANEOUS
Section 8.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid, if to the Seller:
Willing Holding, Inc.
21218 St. Andrews Ave. #131
Boca Raton, FL 33432
Attn: Thomas L. DiStefano III
Phone/Fax: (561) 705-4386
with a copy to:
Greenberg Traurig, P.A.
5100 Town Center Circle Center
Suite 400
Boca Raton, FL 33486
Attn: Bruce C. Rosetto, Esq.
Fax: (561) 367-6225
if to the Company:
New World Mortgage, Inc.
Kevin Leonard
41655 Date Street, Suite 200
Murrieta, CA 92562
Phone: (951) 200-5771
Fax: (951) 834-9856
if to the Purchaser:
Francis Thomas Leonard
33023 Romero Drive
Temecula, CA 92592
Phone: (951) 834-9830
Fax: (951) 834-9856
or such other address or fax number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date delivered personally or by overnight delivery service or telecopied, faxed or, if mailed, five (5) business days after the date of mailing if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt

Section 8.2. Amendments; No Waivers.
(a) Any provision of this Agreement with respect to transactions contemplated hereby may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Seller and the Purchaser; or in the case of a waiver, by the party against whom the waiver is to be effective.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 8.3. Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 8.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, but any such transfer or assignment will not relieve the appropriate party of its obligations hereunder.
Section 8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.
Section 8.6. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in Palm Beach County, Florida and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.1 shall be deemed effective service of process on such party. Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.7. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 8.8. Entire Agreement. This Agreement and any annexes, exhibits and/or schedules hereto constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.
Section 8.9. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
Section 8.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parties. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.
Section 8.12. Definition and Usage.
For purposes of this Agreement:
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly controlling, controlled by, or under common control with such Person.
“Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed, (b) all guaranties, endorsements and other contingent obligations, whether or not the same are or should be reflected in the Financial Statements or the notes thereto, except guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (c) the present value of any lease payments under leases required to be capitalized in accordance with GAAP.

“Material Adverse Effect” means any effect or change that is or would reasonably be expected to be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and any of its subsidiaries, taken as a whole.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Seller, the Company and the Purchaser have caused this Share Purchase Agreement to be executed as of as of the day and year first above written.
SELLER:

WILLING HOLDING, INC.
By:	/s/ Aarif Dohad
	Name:	Aarif Dohad
	Title:	Director
COMPANY:

NEW WORLD MORTGAGE, INC.
By:	/s/ Kevin Leonard
	Name:	Kevin Leonard
	Title:	President
PURCHASER:

/s/ Francis Leonard
Francis Leonard